Exhibit 2.1

SECOND SUPPLEMENTAL AGREEMENT

THIS AGREEMENT is dated 16 November, 2004

BETWEEN:

1.	J.P. MORGAN PARTNERS (BHCA), L.P. a limited partnership organised under the laws of Delaware having its offices at 1221 Avenue of the Americas 39th Floor, New York New York 10020 (“JPM”);

2.	DLJMB OVERSEAS PARTNERS III, C.V. a Netherlands Antilles limited partnership having its offices at Eleven Madison Avenue, 16th Floor, New York New York 10010 (“DLJ”);

3.	WAREN ACQUISITION LIMITED a company incorporated in England (registered number 5269094) whose registered office is at 1 South Place, London, EC2M 2WG (“Newco”);

4.	WARNER CHILCOTT PLC a company incorporated in Northern Ireland (registered no. NI 25836), whose registered office is at Old Belfast Road, Millbrook, Larne, Co. Antrim, Northern Ireland (“Warner Chilcott”);

5.	THOMAS H. LEE (ALTERNATIVE) FUND V, L.P. a limited partnership organised under the laws of the Cayman Islands having its offices at 100 Federal Street, Boston, MA 02110 (“THL”); and

6.	BAIN CAPITAL PARTNERS, LLC a company organised under the laws of Delaware having its offices at 111 Huntington Avenue, Boston, MA 02199 (“Bain”).

BACKGROUND:

(A)	This Agreement is supplemental to and amends an implementation agreement dated 27 October 2004 as amended and restated on 10 November 2004 made between JPM, DLJ, Newco, THL, Bain and Warner Chilcott (the “Original Agreement”).

(B)	The parties have agreed that certain amendments should be made to the Original Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Capitalised terms defined in the Original Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2	Construction

The provisions of clause 1 and Schedule 1 of the Original Agreement apply to this Agreement as though they were set out in full in this Agreement except that references therein to “this Agreement” are to be construed as references to this Agreement.

2.	AMENDMENTS

The Original Agreement will be amended from the date of this agreement so that it shall be read and construed for all purposes as set out in Schedule 1 and so that references in that document to “this Agreement” or similar references will read as references to the Original Agreement as amended by this Agreement.

3.	MISCELLANEOUS

3.1	The Original Agreement will remain in full force and effect as amended by this Agreement.

3.2	This Agreement shall be without prejudice to any accrued rights or liabilities of JPM, DLJ, THL, Bain, Newco or Warner Chilcott under the Original Agreement.

4.	OTHER PROVISIONS

The provisions of clause 14 (Notices), clause 18 (No Partnership), clause 19 (Contracts (Rights of Third Parties) Act 1999), clause 20 (Entire Agreement), clause 21 (Assignment), clause 22 (Consortium Members’ Rights and Obligations), clause 23 (Costs and Expenses) and clause 24 (Counterparts) of the Original Agreement shall be deemed to be incorporated herein as if set out herein in full.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Agreement is governed by English law.

5.2	The provisions of clause 26 (Jurisdiction) of the Original Agreement shall be deemed to be incorporated herein as if set out herein in full.

2

SCHEDULE 1

AMENDED AND RESTATED IMPLEMENTATION AGREEMENT

CONFORMED COPY

AS AMENDED AND RESTATED

BY AGREEMENTS DATED 9 AND 16 NOVEMBER 2004

IMPLEMENTATION AGREEMENT

DATED 27 OCTOBER 2004

THE “CONSORTIUM MEMBERS” (as specified herein)

WAREN ACQUISITION LIMITED

and

WARNER CHILCOTT PLC

26.	Jurisdiction	19

Schedule 1 (Definitions)		20

Schedule 2 (Press Announcement)		25

IMPLEMENTATION AGREEMENT

DATE: 27 October, 2004

PARTIES:

1.	J.P. MORGAN PARTNERS (BHCA), L.P. a limited partnership organised under the laws of Delaware having its offices at 1221 Avenue of the Americas 39th Floor, New York New York 10020 (“JPM”);

2.	DLJMB OVERSEAS PARTNERS III, C.V. a Netherlands Antilles limited partnership having its offices at Eleven Madison Avenue, 16th Floor, New York New York 10010 (“DLJ”);

3.	THOMAS H. LEE (ALTERNATIVE) FUND V, L.P. a limited partnership organised under the laws of the Cayman Islands having its offices at 100 Federal Street, Boston, MA 02110 (“THL”);

4.	BAIN CAPITAL PARTNERS LLC a company organised under the laws of Delaware having its offices at 111 Huntington Avenue, Boston, MA 02199 (“Bain”);

5.	WAREN ACQUISITION LIMITED a company incorporated in England (registered number 5269094) whose registered office is at 1 South Place, London, EC2M 2WG (“Neweo”);

6.	WARNER CHILCOTT PLC, a company incorporated in Northern Ireland (registered no. NI 25836), whose registered office is at Old Belfast Road, Millbrook, Larne, Co. Antrim, Northern Ireland (“Warner Chilcott”).

BACKGROUND

(1)	Newco, a company in which JPM, DLJ, THL and Bain (together, the “Consortium Members”, and each of them a “Consortium Member”) are direct or indirect shareholders, intends to make an offer for the shares of Warner Chilcott on the terms and subject to the conditions set out in the Press Announcement (as defined below).

(2)	The parties have agreed to implement such offer by way of a scheme of arrangement although Newco reserves the right, as set out in this agreement, to elect to implement such offer by making a takeover offer for the entire issued and to be issued share capital of Warner Chilcott.

(3)	The parties have agreed to take certain steps to effect completion of the transaction and wish to enter into this agreement to record their respective obligations relating to such matters.

THIS DEED WITNESSES as follows:

1.	Interpretation

1.1	Words and expressions used in this agreement shall have the meanings ascribed to them in Schedule 1.

1.2	The Schedules form part of this agreement and shall have the same force and effect as if set out in the body of this agreement and any reference to this agreement shall include the Schedules.

2.	Press Announcement

The parties shall procure the release of the Press Announcement at or before 7.00 am on 27 October, 2004 or such other time and date as may be agreed by the parties provided the Directors (or the Independent Directors) have not before then resolved to withdraw, amend or vary their recommendation of the Acquisition. Clauses 3, 4, 5, 6, 7, 8, 10.2 to 10.9 and 11 of this agreement shall have no effect until and unless release of the Press Announcement occurs in accordance with this agreement.

3.	Implementation of the Scheme or Offer

3.1	Subject as provided in this agreement, Warner Chilcott undertakes to Newco and Newco and the Consortium Members each undertakes to Warner Chilcott, that it will co-operate and take or cause to be taken all such steps as are within its power and are both reasonable and necessary to procure that the Scheme and the reduction of capital are sanctioned by the Court no later than 20 December 2004 including, in particular, but without limitation (to the extent within its powers):

(A)	Warner Chilcott instructing such Counsel as Warner Chilcott may select, acting reasonably;

(B)	as soon as reasonably practicable following completion of the preparation of the Scheme Document in accordance with clause 4.1, applying to the Court for leave to convene the Court Meeting on the terms and subject to the provisions of the articles of association of Warner Chilcott governing the calling and conduct of meetings of shareholders, and file such documents as may be necessary in connection therewith;

(C)	following:

(i)	the Court making the order necessary for the purpose of convening the Court Meeting,

(ii)	the necessary documents being settled with the Court and, where required, approved by Newco under clause 4.2, and

(iii)	such documents (insofar as required) being approved by the UKLA and any other regulatory authority whose approval of such documents is required before their despatch or use,

publishing the requisite documents on 17 November 2004 (or such other date as Warner Chilcott and Newco may agree), including the Scheme Document and appropriate forms of proxy, and thereafter in a timely manner publishing and/or posting such other documents and information as the Court or the UKLA may approve or require from time to time in connection with the due implementation of the Scheme;

(D)	holding any Court Meeting;

(E)	convening and holding the Warner Chilcott EGM to consider and, if thought fit, approve the Warner Chilcott EGM Resolution;

(F)

following the Court Meeting and the Warner Chilcott EGM, and assuming the resolutions to be proposed at such meetings have been passed by the requisite majorities, as soon as practicable and subject to the fiduciary duties of the Directors seeking the sanction of the Court to the Scheme at the Final Court Hearing and, subject to clause 3.6, taking any other action reasonably necessary to make the Scheme effective (including, for the avoidance of doubt, reconvening the Court Meeting and any other necessary shareholder meetings if so required by the Court); and

(G)	save to the extent such shares will be subject to the reduction of capital effected by the Scheme, Warner Chilcott will not allot or issue any Warner Chilcott Shares between 6.00 p.m. on the Business Day before the Final Court Hearing and the time at which the Scheme becomes effective other than the issue of Warner Chilcott Shares in satisfaction of options or awards under the Warner Chilcott Share Option Schemes (provided that such shares will be subject to the amendment to the articles of association of Warner Chilcott referred to in clause 10.9 below).

3.2	Warner Chilcott agrees that the Scheme Document shall incorporate a recommendation of its board of directors (or, as the case may be, the Independent Directors) to Warner Chilcott Shareholders to vote in favour of the Scheme and the Warner Chilcott EGM Resolution in the form set out in the Press Announcement, except to the extent that the board of directors of Warner Chilcott (or, as the case may be, the Independent Directors) have determined (acting reasonably and in good faith and having taken legal and financial advice) that such recommendation should not be given (or should be withdrawn or modified) having regard to their fiduciary duties as directors of Warner Chilcott, or modified due to the requirements of Rule 3.1 of the City Code to make the substance of any independent advice known to Warner Chilcott Shareholders.

3.3	Newco may not elect to make the Acquisition by way of Offer unless and until a Firm Competing Offer Announcement is made which has not at the time of such election been withdrawn or lapsed or any announcement is made from which it is reasonable to believe that a bona fide Competing Proposal is likely to follow (in which case such election shall only be validly made with the prior written consent of Warner Chilcott, not to be unreasonably withheld or delayed).

3.4	Warner Chilcott confirms to Newco that the Scheme will contain provisions in accordance with the terms and conditions set out in the Press Announcement and as further agreed between Warner Chilcott and Newco. Once the Scheme Documentation has been issued, save as required by law or any court of competent jurisdiction, Warner Chilcott will not amend the Scheme without the prior written consent of Newco (such consent not to be unreasonably withheld or delayed).

3.5	Newco undertakes to confirm in writing to Warner Chilcott and the Court (the “Confirmation”) (so that the Confirmation is available at the Final Court Hearing) that it has waived or treated as satisfied each Condition except if, at that time, it is permitted by the Panel to invoke any one or more Conditions or it is aware of any fact, matter or circumstance indicating that any of the Conditions is not satisfied and is bona fide in discussions with the Panel as to whether these Conditions may be invoked and in this case Newco and Warner Chilcott shall procure that the Final Court Hearing is postponed until those discussions are concluded and following conclusion of the discussions Newco shall deliver the Confirmation unless permitted by the Panel to invoke any of the Conditions.

3.6

The obligations of the parties to implement the Scheme or, if applicable, the Offer are subject to satisfaction (or, where permissible, waiver by Newco) of the Conditions. Warner Chilcott undertakes to Newco not to file an office copy of the Final Court Order with the Registrar prior to 5 January 2005 but, subject to the fiduciary duties of the Directors, that it will on 5

January 2005 (or at such later time Warner Chilcott and Newco may agree), cause an office copy of the Final Court Order to be filed with the Registrar.

3.7	Provided the Scheme and reduction of capital have been sanctioned by the Court, Newco and the Consortium Parties irrevocably undertake that they shall take no action and shall procure so far as within their control that no action is taken which may hinder or prevent the filing of the Final Court Order with the Registrar on or after 5 January 2005 or otherwise prevent or hinder the Scheme from becoming effective.

3.8	Newco agrees to undertake to appear by counsel on the hearing of the petition to sanction the Scheme, to consent to the Scheme and to undertake to the Court to be bound thereby.

3.9	Newco agrees that if it intends to seek the permission of the Panel to invoke any of the Conditions, at least two Business Days prior to approaching the Panel it shall notify the directors of Warner Chilcott of its intention and provide them with reasonable details of the grounds on which it intends to invoke the relevant Condition.

4.	Preparation of Documentation

4.1	As soon as reasonably practicable following the date hereof, Warner Chilcott, Newco and the Consortium Members shall commence preparation of the Scheme Document and shall each work diligently with a view to finalising it within 21 days from the date hereof.

4.2	Warner Chilcott agrees to consult with Newco as to the form and content of the Scheme Document, to seek the approval (not to be unreasonably withheld or delayed) of Newco of the content of the Scheme Document before it is posted and to afford Newco sufficient time to consider such document in order to give such approval. The Consortium Members and Newco undertake to provide Warner Chilcott with all such information about themselves as may reasonably be required for inclusion in the Scheme Document and to provide all such other assistance as Warner Chilcott may reasonably require in connection with the preparation of the Scheme Document, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers so as to ensure that the Scheme Document may be posted to Warner Chilcott Shareholders on 17 November 2004 or such other date as Warner Chilcott and Newco may agree.

4.3	Newco and each Consortium Member confirms that there exists no agreement, understanding or arrangement, whether written or oral, between it and any director or executive officer of Warner Chilcott providing for or contemplating: (a) increases in the compensation or benefits to be received by such director or executive officer, amendments or alterations favourable to such director or executive officer in any employment agreement, benefit agreement or similar agreement to which such director or executive officer is a party or otherwise subject to; (b) participation by such director or executive officer in the equity ownership of Warner Chilcott or any parent or successor entity; or (c) representation of such director or executive officer on the board of directors of Warner Chilcott or any parent or successor entity, in each case following the Effective Date.

4.4	Newco undertakes to consult the Panel in relation to any matter which could fall within note 2 to rule 13 of the City Code or rule 30.1 of the City Code (including prior to making any election to make the Acquisition by way of Offer) and to comply with any requirement or ruling of the Panel in relation thereto. Nothing in this agreement shall in any way limit the parties’ obligations under the City Code, the rules of which and the requirements of the Panel, shall take precedence over anything in this agreement.

4.5	Warner Chilcott and Newco undertake to each other to comply with all requirements of the US Securities Laws in connection with the Acquisition and to treat the requirement for “pre- commencement filings” as applying from the date of the Press Announcement. Warner Chilcott agrees to consult with Newco and Newco agrees to consult with Warner Chilcott as to the form and content of all filings with the SEC in connection with the Acquisition, to seek the approval (not to be unreasonably withheld or delayed) of each other of the content of any such filings before they are filed and to afford each other sufficient time to consider such filings in order to give such approval.

4.6	Newco will procure that its directors accept responsibility for all of the information in the Acquisition Document other than that relating to Warner Chilcott and the Warner Chilcott Group (and its and their directors) and the Consortium Members. Warner Chilcott will procure that its directors accept responsibility for all of the information in the Acquisition Document relating to Warner Chilcott and the Warner Chilcott Group (and its and their directors), with the exception (if such be the case) of the expressions of opinion and recommendation of the Independent Directors (including the background to the recommendation of the Independent Directors) in which case Warner Chilcott will procure that the Independent Directors accept responsibility for the expressions of opinion and recommendation of the Independent Directors (including the background to the recommendation of the Independent Directors) in the Acquisition Document. Each Consortium Member will procure that appropriate directors or officers of entities involved in the management of such Consortium Member will accept responsibility for all of the information in the Acquisition Document relating to such Consortium Member and its affiliates on such terms as may be agreed with the Panel.

5.	Financing

5.1	With effect from the later of posting of the Scheme Document and the making of the filings under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976 referred to in clause 6.2 Warner Chilcott shall upon reasonable request made by or on behalf of Newco to (and shall procure that each member of the Warner Chilcott Group shall) assist the other parties in making arrangements for the financing of the Acquisition, including (without limitation) the implementation of all financial assistance “whitewashes” required of the relevant members of the Warner Chilcott Group in connection with the financing of the Acquisition or any post-acquisition restructuring or intra-group financing of the Warner Chilcott Group, in each case so that such implementation can take place on or as soon as reasonably practicable after the Effective Date. Without limitation to the generality of the above, Warner Chilcott shall, and shall procure that other members of the Warner Chilcott Group shall, to the extent requested by Newco:

(A)	call for prepayment on the Effective Date of outstanding indebtedness under the existing credit facilities of the Warner Chilcott Group and provide such other assistance and cooperation in relation thereto as Newco reasonably requests, including, without limitation, obtaining pay-off letters and releases of liens, provided however, that no prepayment need be made prior to the Effective Date;

(B)	do all things reasonably necessary to ensure that any persons nominated by Newco are appointed as directors of members of the Warner Chilcott Group in substitution for the existing directors with effect from the Effective Date; and

(C)	provide all information, assistance and access as may be reasonably necessary to ensure that any accountants’ and other reports required in connection with the giving of financial assistance may be given on the Effective Date.

5.2	With effect from the later of posting of the Scheme Document and the making of the filings under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976 referred to in clause 6.2, Warner Chilcott shall and shall procure that each other member of the Warner Chilcott Group shall, to the extent requested by Newco, provide such information, assistance and cooperation as Newco may reasonably request in relation to the financing or refinancing of the Acquisition and/or of the existing financing of the Warner Chilcott Group, including, without limitation providing the information reasonably requested by Newco and its advisers for the purpose of enabling Newco to finalise the structure of the holding companies of Newco and the post-acquisition restructuring of the Warner Chilcott Group, to cooperate in the preparation of any bank syndication, offering or information memorandum or similar document, to use their commercially reasonable efforts to obtain customary “comfort” letters and legal opinions, to cooperate with lenders, underwriters, initial purchasers and placement agents and their respective advisers in conducting their due diligence, to assist in obtaining title insurance, to perform environmental assessments, to assist in the preparation of pledge and security documents or other reasonably requested certificates and documents in connection with any such financing and to make senior management of Warner Chilcott reasonably available for customary “roadshow” or syndication presentations.

5.3	With effect from the later of posting of the Scheme Document and the making of the filings under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976 referred to in clause 6.2, Warner Chilcott shall use reasonable endeavours to procure that its auditors prepare a US GAAP audit of the financial statements of Warner Chilcott for the 12 months ending 30 September 2004 with a view to such audit being available following the Effective Time provided that, without prejudice to clause 5.4, the Directors shall not be required (unless otherwise agreed in respect of any director by the relevant director) to make any representations, provide any comfort letters or approve any documents or financial statements for the purpose of the audit.

5.4	For the avoidance of doubt, nothing contained in clause 5.1 or 5.2 or 5.3 shall required Warner Chilcott or any of its directors or senior management to take any action which could:

(A)	in the case of the directors and senior management expose such person to personal liability (including criminal liability) to Newco or any other person including, for the avoidance of doubt, swearing any statutory declaration or passing any board or shareholders resolution which may be contemplated by the provision of clause 5.1 (unless otherwise agreed by the relevant director or member of senior management);

(B)	be in violation of “gun-jumping” and other anti-trust legislation in the United States;

(C)	result in Warner Chilcott losing any existing legal professional privilege in respect of litigation against any party;

(D)	be irrevocable, or irrevocable without incurring further cost, were the Scheme or Offer not to be completed; or

(E)	incur any cost for the Warner Chilcott Group, its Directors or senior management unless Newco had agreed to pay those costs,

and any information provided by Warner Chilcott or any of its directors, senior management or professional advisers pursuant to clauses 5.1, 5.2 and 5.3 will be provided subject to the terms of the Confidentiality Agreement.

5.5	Newco agrees that it will post (or otherwise make available in a form agreed by Newco and Warner Chilcott) (a) to Warner Chilcott Shareholders the consideration due to Warner

Chilcott Shareholders under the Scheme on or prior to the date 14 days after the Effective Date and (b) to holders of options or awards under the Warner Chilcott Share Option Schemes the consideration due to holders of options or awards under the Warner Chilcott Share Option Schemes in accordance with the cash cancellation or cashless exercise proposals made to them by Newco, within the time period stated in such proposals.

5.6	The Consortium Members and Newco shall procure that (provided the Scheme has become effective):

(a)	equity contributions are made to Newco so as to enable Newco to draw down sufficient of the debt financing commitments in Newco and its holding companies’ favour from Credit Suisse First Boston, Deutsche Bank AG and their affiliates in connection with the Acquisition (the “Debt Facilities”) so as to enable Newco to pay:

(i)	the consideration due to Warner Chilcott Shareholder under the Scheme on or prior to the date 14 days after the Effective Date; and

(ii)	the consideration due to holders of options or awards under the Warner Chilcott Share Option Schemes in accordance with the cash cancellation or cashless exercise proposals made to them by Newco within the time period stated in such proposals; and

(b)	Newco and its holdings companies take all steps within their power to draw down amounts under the Debt Facilities so as to enable Newco to pay the amounts set out in paragraph (a) within the periods set out in paragraph (a).

5.7	The Consortium Members and Newco undertake that the Debt Facilities shall not be amended in any manner which may reduce the certainty of Newco or its holding companies being able to draw down those debt facilities on or prior to the date 14 days after the Effective Date.

5.8	The Consortium Members and Newco shall not prior to the Effective Time issue or distribute, and shall procure that their affiliates and advisers shall not prior to the Effective Time issue or distribute, any offering circular or information memorandum or similar document (including any red herring document) to potential investors for the purpose of issuing securities for the financing or refinancing of the Acquisition and/or of the existing financing of the Warner Chilcott Group; it being understood that this clause 5.8 does not apply to any offering or information memorandum or similar document issued solely in connection with a bank syndication of loans financing the Acquisition or refinancing existing financing of the Warner Chilcott Group.

6.	Regulatory Matters

6.1	Newco and Warner Chilcott agree to work cooperatively and reasonably with each other and their respective advisers towards satisfaction of the Regulatory Conditions as soon as practicable. The Consortium Members, Newco and Warner Chilcott agree to co-operate with each other in providing promptly all such information and assistance as may be required in the preparation of all submissions to, and filings with, multi-national, national or state competition and regulatory authorities in respect of the Acquisition and/or to fulfil promptly any request for information from any such authority and generally to facilitate the satisfaction of the Regulatory Conditions.

6.2

The Consortium Members and Newco undertake to make all filings necessary under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the Acquisition on or before 17 November 2004. The Consortium Members and Newco undertake to make all necessary applications to seek early termination of the waiting period in connection with the Acquisition under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976.

6.3	Nothing in this clause 6 will require the Consortium Members or Warner Chilcott to agree, in connection with any Regulatory Condition, to any disposals, conditions, obligations or undertakings which any multi-national, national or state competition or regulatory authority may prescribe as a basis for giving its consent to, or clearance for, the Acquisition.

6.4	Each Consortium Member confirms to Warner Chilcott that it is not aware of any matter giving rise to a material risk that any Regulatory Condition will not be satisfied.

6.5	Newco undertakes that it shall not, and the Consortium Members undertake that none of Newco’s holding companies shall, acquire or establish any operating business in their direct or indirect ownership before the Effective Date.

6.6	Each Consortium Member confirms that it will not acquire or agree to acquire, and will take all steps within its power to prevent companies in which it directly or indirectly holds 50 per cent or more of the shares or votes or in respect of which it has the right to appoint a majority of the board from acquiring or agreeing to acquire rights or other assets or businesses the acquisition of which would diminish to any material extent the likelihood of the Regulatory Conditions being satisfied.

6.7	The Consortium Members agree that they will not adopt any structure (whether through ownership interests or contractually) on or prior to the Effective Date which would result in any of the Consortium Members or their affiliates acquiring or intending to acquire control of Warner Chilcott within the meaning of the EC Commission notice on the concept of a concentration (OJ C66, 2 March 1998).

6.8	Warner Chilcott consents to the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to rating agencies to the extent necessary for the purposes of Newco or its holding companies seeking to obtain ratings for securities issued to finance or refinance the Acquisition, provided that no disclosure of material non-public information (as that term is commonly used in the US) or of non-public price sensitive information (as that term is commonly used in the UK) to any person who is not a Representative (as defined in the Confidentiality Agreement) is made; for the avoidance of doubt, it is agreed that projections included in materials disclosed to ratings agencies produced by the Consortium Members or derived from Evaluation Material and supporting materials thereto does not fall within this proviso. The Consortium Members shall use all reasonable endeavours consistent with market practice (including without limitation marking documentation proprietary and confidential or similar) to procure that the Evaluation Material passed to rating agencies is kept confidential and not used for any other purpose.

7.	Conduct of Business

Warner Chilcott undertakes to Newco that prior to the Effective Date or the termination of this agreement (whichever is first to occur):

(A)	it will not engage in any act or omission which requires shareholder consent pursuant to rule 21.1 of the City Code without consulting the Panel and it will comply with any requirement or ruling of the Panel in relation thereto;

(B)	it will not pay any dividend; and

(C)	it will not repay, accelerate or otherwise amend the terms of any indebtedness outstanding between members of the Warner Chilcott Group otherwise than in the ordinary course of carrying on its business.

8.	Inducement Payments

8.1	Warner Chilcott shall (to the extent permitted by law) pay £17 million (inclusive of VAT except to the extent that such VAT is recoverable) to Newco if:

(A)	a Competing Proposal (or any amendment, variation or revision of such proposal) is announced prior to the Acquisition lapsing or being withdrawn or, if earlier, prior to the expiry of 6 months from the date of this agreement and such Competing Proposal subsequently becomes or is declared wholly unconditional or is completed; or

(B)	the Independent Directors withdraw or adversely modify their recommendation of the Scheme or Offer and subsequently the Scheme or Offer lapses or is withdrawn.

The total amount payable under this clause 8.1 (excluding VAT that is recoverable by Warner Chilcott) shall not exceed £17 million.

8.2	Amounts payable under clause 8.1 shall be payable to an account designated by the payee (without any set-off, deduction or withholding, save as required by law) by wire transfer of same day funds no later than one Business Day following first demand by such payee notifying account details to Warner Chilcott after the circumstance set out in clause 8.1 occurs.

8.3	Payment of any amount under clause 8.1 shall be in full and final settlement of any other rights or remedies available to Newco or any Consortium Member in connection with this agreement, including, without limitation, any right to claim damages in respect of breach of this agreement.

8.4	Warner Chilcott confirms that its directors believe the arrangements set out in clauses 8.1 to be in the best interests of the Warner Chilcott Shareholders, and that these arrangements have been approved by the Panel pursuant to Rule 21.2 of the City Code.

9.	Approvals

The Consortium Members, Newco and Warner Chilcott confirm to each other that they have obtained all appropriate internal authorisations for the purpose of entering into this agreement and releasing the Press Announcement.

10.	Consortium Members’ and Newco’s Additional Undertakings

10.1	Each Consortium Member undertakes to take all steps within its power to procure compliance by Newco with its obligations under this agreement.

10.2	If Newco elects to implement the Acquisition by way of Offer:

(A)	Newco will not permit the Offer to lapse by failing to extend the duration of the Offer or by invoking the acceptance Condition prior to the last date on which the timetable under the City Code (as varied or extended from time to time by the Panel) permits the Offer to be declared unconditional as to acceptances (the Acceptance Condition Date); and

(B)	until the last day on which all Conditions to the Offer (other than the acceptance condition) are required to be satisfied or waived under the Code (the Final Condition Date, which expression shall include any extensions to such date agreed by the Panel), Newco will not invoke any of the other Conditions to the Offer, unless prior to that date such Conditions have become incapable of satisfaction.

10.3	Newco consents for the purposes of Rule 21 of the City Code to the grant on or about 31 December 2004 (but in any event before the Effective Date) to sales and support staff of the Warner Chilcott Group at that time of options over in aggregate 9,850 ADSs on terms materially consistent with prior such grants and to the grant of 3,000 ADSs to a new employee joining in November 2004.

10.4	Newco shall procure that, in respect of all directors and officers of the Company as at the date of this agreement and who thereafter cease to be a director or officer of the Company (the “Retired Directors”), the Company shall maintain directors and officers insurance for their benefit for a period of six years from the retirement date of each Retired Director (the “Run Off Cover”). The Run Off Cover shall be with reputable insurers, for an aggregate limit of at least £65m and provide cover at least as broad in its scope as that provided under the Company’s directors and officers insurance as at the date of this agreement. The Run Off Cover shall indemnify the Retired Directors in respect of claims arising from the Retired Directors’ wrongful acts committed in his or her capacity as a director or officer of the Company (regardless of when that wrongful act was committed). Newco consents for the purposes of rule 21 of the City Code to Warner Chilcott arranging and paying in the period before the Effective Date for such cover in whole or part as an extension to existing cover and/or as in separate insurance policy.

10.5	Newco acknowledges that it has had disclosed to it all matters made available to it and its representatives by or on behalf of Warner Chilcott via the Intralinks electronic access system, as more particularly listed in the data room index, a copy of which has been initialled for identification on behalf of Newco and Warner Chilcott, and further acknowledges that it shall not be entitled to assert that a Condition has not been satisfied by virtue of any matter fairly so disclosed to it or otherwise fairly disclosed to it before the date of the Press Announcement.

10.6	Newco undertakes to use all reasonable endeavours to make an offer in accordance with rule 15 of the City Code to participants in the Warner Chilcott Option Schemes at the same time that the Scheme Document (or if Newco elects to make the Acquisition by way of Offer, Offer Document) is posted to the shareholders of Warner Chilcott, to consult in a timely manner with the Remuneration Committee as to the content of such offer.

10.7	Newco undertakes that all options and share awards will be treated in accordance with the rules of the relevant Warner Chilcott Share Option Schemes and that to the extent that the Remuneration Committee has any discretions it may exercise under those rules, it may exercise these discretions (in addition, holders of options under the relevant Warner Chilcott Share Option Schemes may be offered a cash cancellation payment as an alternative to such treatment provided any such offer is in accordance with the City Code).

10.8	Newco acknowledges that in relation to the Warner Chilcott Holdings PLC SAYE Scheme, the Remuneration Committee shall confirm that, in line with the requirements of the Inland Revenue for plans such as this one, options will lapse, to the extent unexercised, six months after the Scheme is sanctioned by the Court.

10.9	Save as set out in clause 10.3, with effect from the making of the Press Announcement Warner Chilcott will not amend or alter the rules of any of the Warner Chilcott Share Option

Schemes (other than removing the limit in rule 2(b) of the Galen Holding plc Approved Executive Share Option Scheme and the limit in rule 2.1(a) (iii) of the 2000 US Option Scheme of the Galen Holdings plc) and/or the terms under which any option or award is granted including, without limitation, the exercise price or make any new grants or awards under any of those schemes at any time. Warner Chilcott shall, if reasonably requested by Newco, procure that the Scheme Document includes a resolution to be proposed to the Warner Chilcott EGM to amend the articles of association of Warner Chilcott to ensure that any shares issued pursuant to the exercise of options or awards under the Warner Chilcott Share Option Schemes which are not subject to the reduction of capital effected in the Scheme are cashed out.

11.	Competing Proposals

11.1	In the event that the Directors or, if relevant, the Independent Directors, are approached by any person with a view to making a Firm Competing Offer Announcement, the Directors or, if relevant, the Independent Directors shall notify Newco of the fact of that approach. If such person makes a Firm Competing Offer Announcement Newco may amend the terms of its Offer (the “Revised Offer”) and for a period of 48 hours from the Firm Competing Offer Announcement, Warner Chilcott shall not withdraw the Scheme. In the event that such Revised Offer:

(A)	is communicated to either the Independent Directors or Warner Chilcott’s financial adviser within 48 hours of the Firm Competing Offer Announcement; and

(B)	increases the cash price previously offered by Newco for each Warner Chilcott Share so that such increased cash price is no less than the price offered in the Firm Competing Offer Announcement and the terms and circumstances of the Revised Offer are more favourable taking into account all circumstances including without limitation any obligation to pay any amount under clause 8 and the relative progress of each offer, the Directors or, if relevant, the Independent Directors, shall recommend the Revised Offer to the Warner Chilcott Shareholders and shall withdraw any recommendation that they may have made of the Competing Proposal and shall not recommend that Competing Proposal set out in such Firm Competing Offer Announcement. The obligations of the Directors and Warner Chilcott under this clause 11.1 are subject to the fiduciary duties of the Directors.

11.2	Warner Chilcott undertakes to Newco that it shall not, and shall procure that the members of the Warner Chilcott Group and its and their respective management and professional advisers do not, directly or indirectly, solicit an offer or approach from any party:

(A)	to acquire all or a substantial part of the share capital of Warner Chilcott or a substantial part or value of the respective assets of Warner Chilcott or any member of the Warner Chilcott Group; or

(B)	with a view to undertaking a transaction which is an alternative to the Acquisition,

11.3	If any third party makes any unsolicited offer or approach (or seeks to continue an existing dialogue with a view to making an offer or approach):

(A)	to acquire all or a substantial part of the shard capital of Warner Chilcott or a substantial part or value of the respective assets of Warner Chilcott or any member of the Warner Chilcott Group; or

(B)	with a view to undertaking a transaction which is an alternative to the Acquisition,

nothing in this agreement shall preclude Warner Chilcott or its management or professional advisers from engaging with that third party or entering into (or continuing) any discussions or negotiations with that third party in relation to such offer or approach.

12.	Suspension and Termination

12.1	If at any time prior to satisfaction of the Conditions, the recommendation by the board of directors of Warner Chilcott (or as the case may be the Independent Directors) to vote in favour of the Scheme or to accept an Offer, is withdrawn, qualified or adversely amended, the operation of clauses 3.1, 4.1, 4.2, 5.1, 5.2, 5.3, 6.1 and 6.8 of this agreement shall be suspended automatically (and so not bind the parties) until the earlier of:

(A)	the expiry of a period of 14 days commencing on the date of the public announcement by Warner Chilcott of such withdrawal, qualification or adverse amendment; or

(B)	the occurrence of any of the events specified in clause 12.2 (A) to (D) and (F) to (H) below; or

(C)	the recommendation by the Independent Directors of a Revised Offer; or

(D)	Warner Chilcott notifying Newco that the operation of the agreement is to be reinstated.

12.2	This agreement may be terminated with immediate effect by Newco or Warner Chilcott notifying the other to that effect and all rights and obligations of the Consortium Members, Newco and Warner Chilcott hereunder shall cease forthwith (subject to clause 10.4) as follows:

(A)	if a Competing Proposal (or any amendment, variation or revision of such proposal) becomes or is declared wholly unconditional or is completed;

(B)	if the Scheme is not sanctioned by Warner Chilcott Shareholders at the Court Meeting or the Warner Chilcott EGM resolution is not passed at the Warner Chilcott EGM, unless the Consortium Members have previously elected to implement the Acquisition by way of an Offer (in accordance with this agreement);

(C)	if the Court declines or refuses to sanction the Scheme, unless the Consortium Members have previously elected to implement the Acquisition by way of an Offer (in accordance with this agreement);

(D)	if Newco elects to implement the Acquisition by way of Offer and such Offer lapses or is withdrawn each in accordance with this agreement;

(E)	upon the occurrence of the event described in 12.1(A) above;

(F)	if any of the Conditions which has not been waived is (or becomes) incapable of satisfaction and if Newco notifies Warner Chilcott that, notwithstanding the fact that it has the right to waive such Condition, it will not do so (and that the Panel has confirmed that it will permit it to invoke such Condition); or

(G)	if any Condition which is incapable of waiver becomes incapable of satisfaction; or

(H)	if the Conditions shall not have been all satisfied or waived (as the case may be) by the date which is 6 months after the date of this agreement.

12.3	If Newco elects in accordance with this agreement to implement the Acquisition by way of an Offer, then from posting of the Offer Document the parties’ obligations under clauses 3.1,3.2, 3.7, 3.8, 4.1 and 4.2 shall terminate but this shall be without prejudice to the rights of any party that have arisen prior to that date under those clauses including (without limitation) any claim in respect of a breach of those clauses.

12.4	Subject to the provisions of clause 8.4, termination of this agreement shall be without prejudice to the rights of any party that have arisen prior to termination, including (without limitation) any claim in respect of a breach of this agreement. Clauses 4.4, 8, 10.1, 10.3 to 10.8, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26 shall survive any such termination.

13.	Procurement

Each party to this agreement shall use its reasonable endeavours to procure that its employees, auditors and advisers shall do all such acts as reasonably necessary to give effect to the terms of this agreement, the Offer and Scheme.

14.	Notices

14.1	A notice under this agreement shall only be effective if it is in writing. Any notice must be given either by fax or be delivered by hand or by same day courier.

14.2	Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.
DLJ
FAO: David Burgstahler	c/o DLJ Merchant Banking, Inc.	+1 212 538 0415
Eleven Madison Avenue,
16th Floor
New York, New York 10010

JPM
FAO: Stephen Murray	1221 Avenue of the Americas	+1 212 899 3755
39th Floor
New York, New York 10020

THL
FAO: Todd Abbrecht	100 Federal Street, Boston,	+1 617 227 3514
MA 02110

Bain
FAO: John Connaughton	111 Huntington Avenue	+ 1 617 516 2010
Boston, MA 02199

Newco
FAO: The Company	1 South Place	+44 (0) 20 7903 0990
Secretary	London EC2M 2WG

Warner Chilcott
FAO: The Company	Old Belfont Road	+44 (0) 28 3836 3631
Secretary	Millbrook Larne
Co. Antrim, Northern Ireland

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.

14.3	Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by facsimile, when sent (with receipt confirmed); and

(C)	if sent by courier, on delivery.

14.4	Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

15.	Announcements

None of the parties will make any announcement about the implementation of the Acquisition, the Scheme or the financing of the Acquisition or any matters arising in relation to or in connection with the Acquisition, the Scheme or the financing of the Acquisition or about any discussions between the parties (or between Warner Chilcott and any or all of the Consortium Members) concerning any of the foregoing, without the prior consent of the other parties (such consent in each case not to be unreasonably withheld or delayed) except to the extent required by law, any court of competent jurisdiction, governmental or regulatory body provided that, so far as it is lawful to do so prior to such disclosure, such party seek the prior consent of the other parties to such announcement.

16.	Remedies and Waivers

16.1	No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

16.2	The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.3	Time is of the essence as regards the obligations in clauses 3.1, 3.6, 3.7, 4.2, 5.4, 5.5, 5.6 and 6.2 so as to enable the parties to seek specific performance of the obligations in those clauses by the times stated but not so as to enable the parties to terminate this Agreement only by reason of non-compliance with the obligations in those clauses by the times stated in them.

16.4	The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

16.5	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of the provisions of this agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and none of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this agreement.

17.	Invalidity

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

18.	No Partnership

Nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

19.	Contracts (Rights of Third Parties) Act 1999

The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any person who is not a party to this agreement save that clause 10.4 may be enforced by the individuals which are at the date of this agreement directors of Warner Chilcott and the obligation owed to them may not be varied without their written consent.

20.	Entire Agreement

20.1	This agreement and the Associated Documents constitute the whole and only agreement between the parties relating to the Scheme and the Offer and supersede any previous agreement whether written or oral between the parties in relation to the Scheme or the Offer. Nothing in this agreement shall have the effect of varying or limiting the provisions of the Associated Documents.

20.2	Each party acknowledges that in entering into this agreement it is not relying upon any pre-contractual statement that is not set out in this agreement.

20.3	Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this agreement.

20.4	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to the date of this agreement.

20.5	This agreement may only be varied in writing signed by each of the parties.

21.	Assignment

No party shall assign all or any part of the benefit of, or its rights or benefits under, this agreement with the exception of DLJ, JPM, THL and Bain who may assign this agreement and all rights hereunder to any Affiliate without the prior written consent of any other party to this agreement.

22.	Consortium Members’ Rights and Obligations

22.1	The obligations of the Consortium Members under this agreement are assumed severally by each of them and the liability of each of them in respect of any breach shall extend only to loss or damage arising from its own breach and each of them shall be liable only for its share of the total.

22.2	The rights of the Consortium Members under this agreement are several and accordingly each such party shall have the right to protect and enforce its rights without joining any other party in any proceedings.

22.3	The failure by one of the Consortium Members to perform its obligations hereunder shall not affect the obligations of Warner Chilcott to the other Consortium Members or of the other Consortium Members to Warner Chilcott.

23.	Costs and Expenses

Save as otherwise provided in this agreement or in the Confidentiality Agreement, each party shall pay its own costs and expenses in relation to the negotiation and preparation of this agreement and the implementation of the transactions contemplated hereby.

24.	Counterparts

24.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

25.	Choice of Governing Law

This agreement is governed by, and shall be construed in accordance with, English law.

26.	Jurisdiction

26.1	Each of the parties to this agreement:

(A)	Submits to the jurisdiction of any of the courts of England in the event any dispute arises out of or in connection with this agreement or the transactions contemplated hereby;

(B)	agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; and

(C)	agrees that, other than seeking the grant of the Final Court Order from the Court, seeking leave to appeal against any refusal by the Court to grant the Final Court Order and any matter ancillary or incidental to any of the foregoing, it shall not bring any action relating to this agreement or the transactions contemplated hereby in any court other than a court of England.

26.2	The Consortium Parties irrevocably appoint Newco as their agent in England for service of process.

26.3	Each party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any proceedings in the courts of England and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in the courts of England shall be conclusive and binding upon such party and may be enforced in the courts of England.

Schedule 1

(Definitions)

1.1	In this agreement, unless otherwise specified:

“Acquisition”	means the proposed acquisition by Newco of the entire issued and to be issued share capital of Warner Chilcott as described in the Press Announcement;

“Acquisition Document”	means the Scheme Document (together with the relevant forms of proxy to accompany such document) or, should Newco elect to make the Offer, the Offer Document (together with the forms of acceptance to accompany such document);

“Affiliate”	in relation to any person means any other person directly or indirectly controlling, controlled by, or under common control with, such person;

“Associated Documents”	means the Press Announcement and the Confidentiality Agreement;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business in London (other than solely for settlement and trading in euro) and New York;

“City Code”	means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the Panel;

“Competing Proposal”	means a proposed offer, tender offer, merger, acquisition, scheme of arrangement, recapitalisation or other business combination (including a transaction involving a dual listed company structure) (for the avoidance of doubt, whether or not subject to the satisfaction of any pre-condition) relating to any direct or indirect acquisition or purchase of 51 per cent, or more of the Warner Chilcott Shares or of the business or assets of Warner Chilcott and its subsidiaries (taken as a whole) proposed by any third party which is not an associate (as defined in the City Code) of Newco or any Consortium Member or an Affiliated Fund (as defined in the Confidentiality Agreement with DLJ Merchant Banking, Inc.) of any Consortium Member;

“Conditions”	means the conditions to implementation of the Scheme and the Acquisition or, if applicable, the Offer, set out in Appendix 1 to the Press Announcement, and “Condition” shall be construed accordingly;

“Confidentiality Agreement”	means the letters dated September 29, 2004 from Warner Chilcott to DLJ Merchant Banking, Inc. and dated October 6, 2004 from Warner Chilcott to J.P. Morgan Partners, LLC and dated October 5, 2004 from Warner Chilcott to Thomas H. Lee Partners, L.P. and dated October 5, 2004 from Warner Chilcott to Bain Capital, Limited containing, inter alia, confidentiality undertakings from the Consortium Members to Warner Chilcott.

“Court”	means the High Court of Justice in Northern Ireland or the Court of Appeal of Northern Ireland, as the case may be;

“Court Meeting”	means any meeting or meetings of the Warner Chilcott Shareholders as may be convened pursuant to an order of the Court pursuant to article 418 of the Northern Ireland Companies Order for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment or postponement of any such meeting;

“Directors”	means the board of directors of Warner Chilcott;

“Effective Date”	means the date upon which (i) the Scheme becomes effective in accordance with its terms and article 418 of the Northern Ireland Companies Order, or (ii) if Newco elect to implement the Acquisition by way of Offer, the Offer becomes or is declared unconditional in all respects;

“Effective Time”	means the time on the Effective Date at which the Scheme becomes effective in accordance with its terms and article 418 of the Northern Ireland Companies Order;

“Final Court Hearing”	means the final hearing of the Petition by the Court;

“Final Court Order”	means the order of the Court sanctioning the Scheme under article 418 of the Northern Ireland Companies Order and confirming the reduction of capital provided for by the Scheme under article 145 of the Northern Ireland Companies Order;

“Firm Competing Offer Announcement”	announcement or a firm intention to make a Competing Proposal pursuant to rule 2.5 of the City Code;

“Independent Directors”	means John King, Geoffrey Elliott, Harold Ennis, Michael Carter and David Gibbons;

“Northern Ireland Companies Order”	means The Companies (Northern Ireland) Order 1986 (as amended);

“Offer”	means a recommended offer made on behalf of Newco to acquire all of the Warner Chilcott Shares, including as appropriate the offer to holders of Warner Chilcott ADSs in respect of the Warner Chilcott Shares underlying such ADSs, on the terms and subject to the conditions set out in the Press Announcement (subject to appropriate amendments, including (without limitation) the deletion of Condition (1) inclusive set out in Part A of Appendix 1 thereto and the inclusion of an acceptance condition set at ninety per cent, of the shares to which such offer relates) and, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

“Offer Document”	means the document which would be despatched to Warner Chilcott Shareholders if the Consortium Members elect to make the Offer;

“Panel”	means the United Kingdom Panel on Takeovers and Mergers;

“Petition”	means the petition applying to the Court for the Final Court Order;

“Press Announcement”	means the draft press announcement set out in Schedule 2;

“Registrar”	means the Registrar of Companies for Northern Ireland;

“Regulatory Conditions”	means the anti-trust, competition, foreign ownership or similar regulatory conditions set out in paragraphs 2(a) and 2(b) of Part Al of Appendix 1 to the Press Announcement;

“Remuneration Committee”	means the remuneration committee from time to time until the Effective Date of the board of directors of Warner Chilcott;

“Scheme”	means the proposed acquisition of the Warner Chilcott Shares by Newco by way of a scheme of arrangement under article 418 of the Northern Ireland Companies Order, on the terms and subject to the Conditions set out in the Press Announcement and to be set out in the Scheme Document;

“Scheme Document”	means the document to be sent to Warner Chilcott Shareholders which will contain, inter alia, the terms and conditions of the Scheme and which will include the notices convening the Court Meeting and the Warner Chilcott EGM;

“SEC”	means the United States Securities and Exchange Commission;

“UKLA”	means the UK Listing Authority, being the Financial Services Authority in its capacity as the competent authority for listing number Part VI the United Kingdom Financial Services and Markets Act 2000;

“United States”	means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“US Securities Laws”	means the US Securities Act of 1933 and the US Securities Exchange Act of 1934, each as amended, and the rules thereunder;

“Warner Chilcott ADSs”	means American depositary shares of Warner Chilcott, each representing four Warner Chilcott Shares;

“Warner Chilcott EGM”	means the extraordinary general meeting of Warner Chilcott Shareholders to be convened for the purposes of considering and, if thought fit, approving the Warner Chilcott EGM Resolution, including any adjournment or postponement of that meeting;

“Warner Chilcott EGM Resolution”	means the special resolution to approve, amongst other things, the cancellation of the entire issued share capital of Warner Chilcott, the alteration of Warner Chilcott’s articles of association and such other matters as may be necessary or desirable to implement the Scheme and any Offer;

“Warner Chilcott Group”	means Warner Chilcott and its subsidiary undertakings, and references to a “member” or “members” of the Warner Chilcott Group shall be construed accordingly;

“Warner Chilcott Share Option Schemes”	has the meaning given to it in the Press Announcement;

“Warner Chilcott Shareholders”	means the holders of Warner Chilcott Shares;

“Warner Chilcott Shares”	means ordinary shares of l0p each in the capital of Warner Chilcott; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses and schedules are to clauses and sub-clauses of, and schedules to, this agreement;

(B)	use of any gender includes the other gender;

(C)	any word or expression defined in the Northern Ireland Companies Order and not defined in this agreement shall have the meaning given in the Northern Ireland Companies Order;

(D)	when used in this agreement, the expressions “acting in concert”, “control” and “offer” shall have the meanings given in the City Code;

(E)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(F)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)	a reference to any statute or statutory provision (including, for the avoidance of doubt, the Northern Ireland Companies Order) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(H)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	references to times are to London time;

(J)	a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(K)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

	(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(L)	references to “£” and “sterling” are to the lawful currency of the United Kingdom and references to “US$” and “dollars” are to the lawful currency of the United States of America.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this agreement.

Schedule 2

(Press Announcement)

SIGNATORIES TO SECOND SUPPLEMENTAL AGREEMENT

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a deed by:

J.P. MORGAN PARTNERS (BHCA), L.P.

By:	JPMP Master Fund Manager, L.P. its General Partner

By:	JPMP Capital Corp., its General Partner

	By:	/s/ Illegible
		Name	Illegible
		Title	Partner

Executed as a deed by:

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJMB OVERSEAS PARTNERS III, C.V.

	By:	/s/ Illegible
Name
Title

Executed as a deed	)
by WAREN ACQUISITION LIMITED	)
acting by	)	/s/ Illegible
	)	Director

/s/ Illegible
Director/Secretary

Executed as a deed	)
by WAREN CHILCOTT PLC acting by	)
	)	/s/ Illegible
	)	Director

/s/ Illegible
Director/Secretary

3

Executed as a deed by:
THOMAS H. LEE (ALTERNATIVE) FUND V, L.P.

By:	THL Advisors (Alternative) V, L.P., its General Partner

By:	Thomas H. Lee Advisors (Alternative) V Limited, LDC, its General Partner

By:	/s/ Illegible
Name:
Title:

Executed as a deed by
BAIN CAPITAL PARTNERS LLC

By:	/s/ JOHN CONNANGATON
	Name:	John Connangaton
	Title:	Managing Director

4